UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 OR 15(d) OF
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 24, 2008

Advance America, Cash Advance Centers, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32363	58-2332639
(State or other Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

135 North Church Street Spartanburg, South Carolina	29306
(Address of principal executive offices)	(Zip Code)

(864) 342-5600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

                                                On March 24, 2008, Advance America, Cash Advance Centers, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) by and among the Company, as borrower; certain subsidiaries of the Company, as guarantors; the lenders named therein; Bank of America, N.A., as administrative agent, swingline lender, and letter of credit issuer; and Banc of America Securities LLC, as sole lead arranger and book manager.  The Credit Agreement amends and restates the Company’s existing credit agreement in its entirety.

                                                The Credit Agreement provides the Company with a $270.0 million revolving line of credit, which amount includes the ability to issue up to $25.0 million in letters of credit.  The revolving credit facility matures on March 24, 2013.  The Company has the option to increase the revolving credit facility by an additional $95.0 million upon receipt of sufficient commitments from lenders in the lending syndicate.  Any portion of the revolving credit facility that is repaid may be borrowed again.  The proceeds can be used by the Company to (i) refinance the loans outstanding under the existing credit facility; (ii) to finance dividends on and repurchase of shares of common stock; or (iii) for working capital, capital expenditures, and other lawful corporate purposes.

                                                In general, the borrowings under the Credit Agreement bear interest, at the Company’s option, at either a base rate plus an applicable margin or a LIBOR-based rate plus an applicable margin.  The base rate equals the greater of: (i) the prime rate set by Bank of America and (ii) the sum of the federal funds rate plus 0.50%.  The applicable margin is determined each quarter by a pricing grid based on the Company’s total leverage ratio of consolidated debt to consolidated EBITDA.  The base rate applicable margin ranges from 1.50% to 2.25% based upon the Company’s total leverage ratio.  The LIBOR-based applicable margin ranges from 2.50% to 3.25% based upon the Company’s total leverage ratio.

                                                As of March 24, 2008, the Company had approximately $116.1 million in total borrowings outstanding and $1.2 million in letters of credit outstanding under the Credit Agreement.  The Company currently pays interest under the Credit Agreement at either a base rate plus 1.75% or a LIBOR-based rate plus 2.75%.

                                                The obligations under the Credit Agreement are guaranteed by each of the Company’s domestic subsidiaries.  The borrowings under the Credit Agreement are secured by substantially all of the Company’s assets and the assets of the Company’s subsidiaries.  In addition, the borrowings under the Credit Agreement are secured by a pledge of all of the capital stock, or similar equity interests, of the Company’s domestic subsidiaries and 65% of the voting capital stock, or similar equity interests, of the Company’s foreign subsidiaries.  The revolving credit facility contains various financial covenants that require, among other things, the maintenance of minimum net worth, maximum leverage and senior leverage, minimum fixed charge coverage, and maximum charge-off ratios.  The Credit Agreement facility contains customary covenants, including covenants that restrict the Company’s ability to, among other things (i) incur liens, (ii) incur certain indebtedness (including guarantees or other contingent obligations), (iii) engage in mergers and consolidations, (iv) engage in sales, transfers, and other dispositions of property and assets (including sale-leaseback transactions), (v) make loans, acquisitions, joint ventures, and other investments, (vi) make dividends and other distributions to, and redemptions and repurchases from, equity holders, (vii) prepay, redeem, or repurchase certain debt, (viii) make changes in the nature of the Company’s business, (ix) amend the Company’s organizational documents, or amend or otherwise modify certain of the Company’s debt documents, (x) change the Company’s fiscal quarter and fiscal year ends, (xi) enter into transactions with our affiliates, and (xiii) issue certain equity interests.  The Credit Agreement contains customary events of default, including events of default resulting from (i) the Company’s failure to pay principal when due or interest, fees, or other amounts after grace periods to be mutually agreed upon, (ii) covenant defaults, (iii) the Company’s material breach of any representation or warranty, (iv) cross defaults to any other indebtedness in excess of $1.0 million in the aggregate, (v) bankruptcy, insolvency, or other similar proceedings, (vi) the Company’s inability to pay debts, (vii) monetary judgment defaults in excess of $1.0 million in the aggregate, (viii) customary ERISA defaults, (ix) actual or asserted invalidity of any material provision of the loan documentation or impairment of a material portion of the collateral, and (x) a change of control.  A breach of a covenant or an event of default could cause all amounts outstanding under the Credit Agreement to become due and payable.

                                                The description above is a summary and is qualified in its entirety by the Credit Agreement which will be filed as an exhibit to the Company’s Form 10-Q for the period ended March 31, 2008.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

                                                The information provided in Item 1.01 above is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	March 25, 2008

ADVANCE AMERICA, CASH ADVANCE CENTERS,
INC.

By:	/s/Kenneth E. Compton
Kenneth E. Compton
Chief Executive Officer and President